Exhibit 99.4

Dakota Access, LLC

Consolidated Financial Statements
As of and for the Years Ended December 31, 2016 and 2015

Dakota Access, LLC

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Managers
Dakota Access, LLC

We have audited the accompanying consolidated financial statements of Dakota Access, LLC (a Delaware limited liability company) and subsidiary, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dakota Access, LLC and subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Dallas, Texas
February 24, 2017

Dakota Access, LLC
Consolidated Balance Sheets
December 31,
(Dollars in thousands)

	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$82,498	$138,372
Accounts receivable	3,318	—
Accounts receivable from affiliate	94	1,429
Materials and supplies	1,057	—
Other current assets	720	—
Total current assets	87,687	139,801

Property, plant and equipment	3,734,911	1,189,525
Accumulated depreciation	(150)	—
Property, plant and equipment, net	3,734,761	1,189,525

Total assets	$3,822,448	$1,329,326

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$55,336	$5,030
Accounts payable to affiliate	9,596	3,674
Accrued interest	6,612	—
Accrued and other current liabilities	303,390	85,655
Total current liabilities	374,934	94,359

Long-term debt	975,310	—
Affiliate notes payable	976,302	—

Commitments and contingencies

Members’ equity	1,495,902	1,234,967
Total liabilities and members’ equity	$3,822,448	$1,329,326

The accompanying notes are an integral part of the consolidated financial statements.

Dakota Access, LLC
Consolidated Statements of Operations
For the Years Ended December 31,
(Dollars in thousands)

	2016	2015

Revenues	$—	$—

Operating expenses	—	—
General and administrative expenses	80	—
Depreciation expense	145	—
Total expenses	225	—

Operating income	(225)	—

Interest income	125	—
Other income	1	—
Net loss	$(99)	$—

The accompanying notes are an integral part of the consolidated financial statements.

Dakota Access, LLC
Consolidated Statements of Members’ Equity
For the Years Ended December 31, 2016 and 2015
(Dollars in thousands)

	Dakota Access Holdings LLC	Phillips 66 DAPL Holdings LLC	Total
Balance, December 31, 2014	$115,244	$38,415	$153,659
Contributions from members	810,981	270,327	1,081,308
Balance, December 31, 2015	926,225	308,742	1,234,967
Net loss	(74)	(25)	(99)
Contributions from members	195,776	65,258	261,034
Balance, December 31, 2016	$1,121,927	$373,975	$1,495,902

The accompanying notes are an integral part of the consolidated financial statements.

Dakota Access, LLC
Consolidated Statements of Cash Flows
For the Years Ended December 31,
(Dollars in thousands)

	2016	2015
OPERATING ACTIVITIES:
Net income	$(99)	$—
Reconciliation of net income to cash used in operations:
Depreciation	145	—
Changes in operating assets and liabilities:
Accounts payable	7	—
Net cash used in operating activities	53	—

INVESTING ACTIVITIES:
Capital expenditures	(2,266,743)	(1,067,264)
Net cash used in investing activities	(2,266,743)	(1,067,264)

FINANCING ACTIVITIES:
Contributions from members	261,034	1,081,308
Proceeds from long-term debt issuance	987,017	—
Debt issuance costs	(13,537)	—
Borrowing from affiliates	1,540,757	—
Repayments to affiliates	(564,455)	—
Net cash provided by financing activities	2,210,816	1,081,308

Increase in cash and cash equivalents	(55,874)	14,044
Cash and cash equivalents, beginning of period	138,372	124,328
Cash and cash equivalents, end of period	$82,498	$138,372

Supplemental cash flow information:
Accrued capital expenditures	$364,183	$92,929
Cash paid for interest	$10,956	$—

The accompanying notes are an integral part of the consolidated financial statements.

Dakota Access, LLC
Notes to Consolidated Financial Statements

1.	Business and Organization:

Business

The consolidated financial statements presented herein reflect the results of Dakota Access, LLC, a Delaware limited liability company formed on October 15, 2014, and its wholly-owned subsidiary, Dakota Access Truck Terminals, LLC, a Delaware limited liability company formed on July 15, 2016 (collectively, the "Company"). Since October 15, 2014, the Company is owned 75% by Dakota Access Holdings LLC (“Holdings”) and 25% by Phillips 66 DAPL Holdings LLC, a subsidiary of Phillips 66 (“Phillips 66”). Holdings is wholly owned by Bakken Pipeline Investments LLC, which is wholly owned by Bakken Holdings Company LLC ("Bakken Holdings"). Bakken Holdings is owned 60% by Energy Transfer Partners, L.P. ("ETP") and 40% by Sunoco Logistics Partners L.P. ("SXL"). On August 2, 2016, Bakken Holdings agreed to sell a 49% interest in Bakken Pipeline Investments LLC, which indirectly owns a 75% interest in the Company and its affiliate Energy Transfer Crude Oil Company, LLC ("ETCOP"), to MarEn Bakken Company LLC, an entity jointly owned by Marathon Petroleum Corporation and Enbridge Energy Partners, L.P. for $2.00 billion in cash. This transaction closed in the February 2017.

The Company is currently developing the Dakota Access Pipeline (“DAPL”), which is expected to begin commercial operations in the second quarter of 2017.

The Company, together with ETCOP, forms the Bakken Pipeline project. Based on contractual commitments to date, DAPL anticipates having capacity to deliver in excess of 450,000 barrels per day of crude oil from the Bakken/Three Forks production area in North Dakota to market centers in the Midwest and access to ETCOP. DAPL will provide shippers with access to Midwestern refineries and the Gulf Coast market through an interconnection in Patoka, Illinois with ETCOP.

Organization

The Company is operated under the terms of its limited liability company agreement. Under the terms of this agreement, the Company is managed by a board consisting of one board member appointed by each of Holdings and Phillips 66.

2.	Summary of Significant Accounting Policies:

Basis of Presentation

The consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of all controlled subsidiaries after the elimination of all intercompany accounts and transactions.

Management has evaluated subsequent events that occurred through February 24, 2017, the date the financial statements were available to be issued. Any material subsequent events that occurred through this date have been properly recognized or disclosed in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include investments with original maturities of three months or less. As of December 31, 2016, the Company held cash in amounts greater than federally insured limits.

Property, Plant and Equipment

Property, plant and equipment are carried at cost or at the fair value of the assets as of the acquisition date. The company capitalizes all costs related to the construction of assets, including interest. Depreciation for financial reporting purposes is computed by the straight-line method over the estimated useful asset lives.

The Company assesses property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability is assessed by comparing the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amounts exceed the estimated fair value of the asset. No impairment was recorded for the years ended December 31, 2016 or 2015.

Income Tax

The Company is a limited liability company that has elected to be treated as a partnership for income tax purposes. Accordingly, no provision for federal or state income taxes has been recorded in the financial statements of the Company and the tax effects of the Company’s activities generally accrue to the members.

3.	Property, Plant and Equipment:

Property, plant and equipment consist of the following:

	December 31,
	2016	2015
	(Dollars in thousands)
Other	$482	$—
Construction work in progress	3,734,429	1,189,525
Property, plant and equipment	$3,734,911	$1,189,525

The Company recorded $145,988 and $0 of depreciation expense for the years ended December 31, 2016 and 2015, respectively.

4.	Accrued and Other Current Liabilities:

Accrued and other current liabilities consist primarily of accrued capital expenditures as of December 31, 2016 and 2015.

5.	Related Party Transactions:

ETP is the operator of the Company; therefore, the employees of ETP perform services for its operations. The Company reimburses ETP for all costs related to these employees. ETP has an agreement to provide the Company with various general and administrative services. All services provided by ETP through December 31, 2016 have related to construction management, and accordingly, those costs have been capitalized.

The Company had accounts receivable and payable to affiliates of $94,096 and $9,596,192, respectively, as of December 31, 2016 and $1,429,504 and $3,673,554, respectively, as of December 31, 2015, the majority of which related to reimbursement for construction costs.

In September 2016, Holdings and Phillips 66 entered into a member loan agreement with the Company, whereby Holdings and Phillips 66 agreed to provide the Company construction contributions in the form of affiliate notes rather than capital contributions, which may not exceed $1.41 billion. These member loans are intended to be repaid with the remaining $1.40 billion of borrowing capacity under the credit facility. At December 31, 2016, the Company had $976.30 million of outstanding affiliate notes payable. Under the terms of the note agreement, these notes accrue interest at 2.42% and is payable at the stated maturity date of the note, September 22, 2018. For the year ended December 31, 2016, the Company incurred $6,406,271 of interest expense on the affiliate notes, which has been capitalized as construction costs.

6.	Long-Term Debt:

In August 2016, the Bakken Pipeline project which consists of the Company and ETCOP, entered into project-level financing which consists of a $2.50 billion credit facility. The $2.50 billion credit facility is anticipated to provide substantially all of the remaining capital necessary to complete the projects, however the credit agreement stipulates that only $1.10 billion of funding shall be available until the Bakken Pipeline project has obtained all required permits from the applicable governmental authority.

As of December 31, 2016, $1.10 billion was outstanding under this credit facility of which $987.02 million relates to the Company and $112.98 million relates to ETCOP. The Company's carrying balance as of December 31, 2016 is net of $11,707,349 of unamortized debt fees. For the year ended December 31, 2016, the Company amortized $1,829,273, which has been capitalized as construction costs.

Holdings and Phillips 66 have agreed to guarantee, based on their proportional ownership of the Company and ETCOP, up to $1.10 billion in aggregate borrowings under the credit facility through a contingent equity contribution agreement. Upon receipt of all required permits and associated easements, this amount will be reduced to approximately $230 million.

The outstanding balance under the credit facility bears interest at a margin plus the applicable elected market rate as determined by the administrative agent. The applicable margin shall range from 0.50% to 0.75% for base rate loans and from 1.50% to 1.75% for Eurodollar loans. The weighted average interest rate on the total amounts outstanding under the credit facility was 2.13% as of December 31, 2016. For the year ended December 31, 2016, the Company incurred $11,028,089 of interest expense on the credit facility, which has been capitalized as construction costs.

The Company must pay a commitment fee of 0.525% per annum of the outstanding commitment, whether used or unused, and a duration fee ranging from 0.25% to 0.60% of the aggregate principal outstanding on the duration fee payment date, which occur on the 12-month, 18-month, 24-month and 30-month anniversaries of the closing date. These fees are included in interest expense, which has been capitalized as construction costs.

As of December 31, 2016, the aggregate fair value the Company's long-term debt was $987.02 million. Long-term debt comprises borrowings under which interest accrues under a floating interest rate structure that the Company believes to represent market conditions. Accordingly, the outstanding balance approximates fair value.

7.	Commitments and Contingencies:

The Company may be subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to any such actions will not materially affect the Company's financial position or results of operations.

Protests and legal actions against the Company's pipeline project

During the summer of 2016, individuals affiliated with, or sympathetic to, the Standing Rock Sioux American tribe (the “SRST”) began gathering near a construction site of the pipeline project in North Dakota to protest the development of the pipeline project. Some of the protesters eventually trespassed on to the construction site, tampered with equipment, and disrupted construction activity at the site. At this time, the Company is working with the various authorities to mitigate this unlawful protest. The Company has the necessary permits and approvals to perform all work on the pipeline project. In response to the protests, the Company filed a lawsuit in federal court in North Dakota to restrain protestors from disrupting construction and also requested a temporary restraining order (“TRO”) against the Chairman of the SRST and the protestors.
The U.S. District Court granted the Company's request for a TRO, and the defendants filed a motion to dismiss the case and dissolve the TRO. The Court later granted the defendants’ motions to dissolve the TRO. The Company filed a response to the defendant’s motion to dismiss, and the Court has yet to rule. At this time, the Company cannot determine how long the protest will continue, or how the legal action will be resolved. Construction work is ongoing; barring unanticipated legal delays, the final portion of the pipeline will be completed in March or April 2017. Additional protests or legal actions may arise in connection with the pipeline project or other projects. Trespass on to construction sites or on the Company's physical facilities, or other disruptions, could result in further damage to the Company's assets, safety incidents, potential liability or project delays.

In July 2016, the U.S. Army Corps of Engineers (“USACE”) issued permits to the Company consistent with environmental and historic preservation statutes for the pipeline to make two crossings of the Missouri River in North Dakota, including a crossing of the Missouri River at Lake Oahe. The USACE has also issued an easement to allow the pipeline to cross land owned by the USACE adjacent to the Missouri River in two locations. The SRST filed a lawsuit in the U.S. District Court for the District of Columbia against the USACE challenging the legality of the permits issued for the construction of the pipeline across those waterways and claiming violations of the National Historic Preservation Act (“NHPA”). The SRST also sought a preliminary injunction to rescind the USACE permits while the case is pending. The Company moved to intervene in the case and that motion was granted by the Court. The SRST also sought an emergency TRO to stop construction on the pipeline project. On September 9, 2016, the Court denied SRST’s motion for a preliminary injunction. After that decision, the Department of the Army, the Department of Justice, and the Department of the Interior released a joint statement stating that the USACE would not grant the easement for the land adjacent to Lake Oahe until the federal departments completed a review of the SRST’s claims in its lawsuit with respect to the USACE’s compliance with certain federal statutes in connection with its activities related to the granting of the permits. The SRST appealed the denial of the preliminary injunction to the U.S. Court of Appeals for the D.C. Circuit and filed an emergency motion for an injunction pending the appeal to the U.S. District Court. The U.S. District Court denied SRST’s emergency motion for an injunction pending the appeal. The SRST filed an amended complaint and added claims based on treaties between the tribes and the United States and statutes governing the use of government property. The D.C. Circuit denied the SRST's application for a stay pending appeal and later dismissed the SRST's appeal of the denied TRO.

In December 2016, the Department of the Army announced that, although its prior actions complied with the law, it intended to conduct further environmental review of the crossing at Lake Oahe. In January 2017, pursuant to a presidential memorandum, the Department of the Army decided that no further environmental review was necessary and delivered an easement to cross Lake Oahe. Construction at the site is ongoing. In the fall, the Cheyenne River Sioux Tribe intervened alongside the SRST. After USACE gave the Company its final easement, the Cheyenne River Sioux moved for a preliminary injunction and TRO blocking construction. These motions raised, for the first time, claims based on the religious rights of the tribes. The district court denied the TRO and has yet to decide whether to grant a preliminary injunction. The SRST has also moved for summary judgment on its claims against the government based on its treaty rights and the National Environmental Policy Act. Briefing is ongoing.

In addition, the Oglala and Yankton Sioux tribes have filed related lawsuits in an effort to prevent construction of the pipeline project.

While management believes that the pending lawsuits are unlikely to block construction or operation of the pipeline and that construction on the land adjacent to Lake Oahe will be completed in a timely manner, the Company cannot assure this outcome. Any significant delay imposed by the court will delay the receipt of revenue from this project. The Company cannot determine when or how these lawsuits will be resolved or the impact they may have on the pipeline project.